Exhibit (e)(2)

THIRD AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This third amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of December 20, 2024, by and between Tortoise Capital Series Trust and Quasar Distributors, LLC (together, the “Parties”) is effective as of July 11, 2025.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated list of Funds; and,

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2. Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3. Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4. This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

Tortoise Capital Series Trust		Quasar Distributors, LLC

By:	/s/ Jeffrey Kruske	By:	/s/ Teresa Cowan
Name:	Jeffrey Kruske	Name:	Teresa Cowan, President
Title:	Secretary	Title:
Date:	7/7/2025	Date:	7.7.25

EXHIBIT A

Tortoise Essential Energy Fund

Tortoise North American Pipeline Fund

Tortoise Energy Fund

Tortoise AI Infrastructure ETF

Tortoise Global Water Fund